Exhibit 10(g)

                            SHARE EXCHANGE AGREEMENT

         THIS SHARE EXCHANGE AGREEMENT (this "Agreement") is made and entered into as of the 31st day of December, 2002, (the Effective Date) by and between THE QUIGLEY CORPORATION, a Nevada corporation ("Quigley"), and SUNCOAST NATURALS, INC., a Delaware corporation ("Suncoast").

         In consideration of the premises and the mutual terms and provisions set forth in this Agreement, the parties hereto agree as follows:

                                   ARTICLE ONE

                       ACQUISITION AND EXCHANGE OF SHARES

         Section 1.1. Acquisition of the CPNP Shares. Subject to the terms and conditions hereof, as of the Effective Date, Quigley agrees to assign, transfer, deliver and convey unto Suncoast, and Suncoast agrees to acquire from Quigley, all of Quigley's right, title and interest in and to the 600,000 shares of Common Stock of Caribbean Pacific Natural Products, Inc. ("CPNP"), representing 60% of CPNP's authorized and outstanding Common Stock now owned by Quigley (the "CPNP Shares").

         Section 1.2.  Eschange of Shares: Nomination and Endorsement Agreement

         (a) In exchange for the transfer of the CPNP Shares, on the Effective Date, Suncoast agrees to issue to Quigley, subject to the terms and conditions hereof, 750,000 shares of Suncoast's Common Stock and 100,000 shares of its Class A Redeemable Preferred Stock. When exchanged, the shares issued to Quigley hereunder shall be duly authorized and validly issued, fully paid and non-assessable, and not issued in violation of any preemptive rights.

         (b) The shares of Suncoast's Common Stock issued to Quigley in connection herewith (the "Common Shares") shall, once issued, have the same dividend rights, conversion rights, voting powers, preferences, priorities and other special rights and powers as all other issued and outstanding shares of Suncoast's Common Stock, and shall represent not more than 19.5% of the issued and outstanding voting stock of Suncoast on the Effective Date or thereafter.

         (c) The shares of Suncoast's Class A Redeemable Preferred Stock issued to Quigley in connection herewith (the "Preferred Shares") shall be non- voting. Quigley shall have an option to sell (i.e. "Put") the Preferred Shares to Suncoast, and Suncoast shall be required to purchase such shares, at such times and in the maximum quantities set forth on Schedule "A" attached hereto and incorporated herein by this reference and for the per share cash consideration hereinafter described. At any time following the first anniversary of the Effective Date, Suncoast shall have an option to purchase (i.e."call") those Preferred Shares not yet put to Quigley for the per share cast consideration described in Schedule "A". Any party exercising its rights to put or call hereunder shall give written notice thereof to the other party in accordance with the provisions of Section 7.1 hereof. The notice shall specify the number of shares covered, the purchase price of such shares (including the interest factor to the date of payment and delivery) as well as the date of payment and delivery which shall be a date not less than seven (7) nor more than thirty (30) days following the date such notice shall be deemed to have been given or made as in Section 7.1 provided. On the delivery date, Quigley shall surrender to Suncoast, or its duly authorized designee,

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possession of all certificates representing the Preferred Shares covered by the put or call notice, endorsed in blank or accompanied by duly executed stock powers, and such Preferred Shares shall be free and clear of any claims, liens, charges, encumbrances or other restrictions or commitments of any nature whatsoever.

         (d) In the event of any voluntary or involuntary liquidation, dissolution or winding up of Suncoast, the holders of the Preferred Shares shall be entitled to receive out of the assets of Suncoast available for distribution to the stockholders, before any distribution of assets shall be made to the holders of other shares of Suncoast capital stock, an amount equal to the value of any unexercised put or call rights provided for in Section 1.2(c) above. The value of unexercised put or call rights provided for in Section 1.2(c) shall be for the entire face value of the put or call rights together with accrued interest. Except for this preference payment, the holders of the Preferred Shares shall have no other rights to share in the assets of Suncoast upon the liquidation, dissolution or winding up of Suncoast.

         Section 1.3.  Exchange Procedures: Surrender of Certificates.

  As of the Effective Date, Quigley shall surrender to Suncoast, or its duly authorized designee, possession of all certificates representing the CPNP Shares, endorsed in blank or accompanied by duly executed stock powers effectively transferring the CPNP Shares to Suncoast. Thereupon, Suncoast shall issue, in the name of Quigley, certificates representing the Common Shares and the Preferred Shares.

         Section 1.4. The Closing. The closing of the transactions contemplated hereunder shall take place at Quigley's principal executive office and be effective as of 12 p.m. EST, December 31, 2002.

         Section 1.5.  Actions At Closing.

         At the Closing, the following deliveries shall be made, each to be deemed concurrent with all others:

         (a) Suncoast shall deliver the following documents to Quigley:

                  (1) A certificate signed by an authorized officer of Suncoast stating that each of the representations and warranties contained in Article Two is true and correct in all material respects at the time of Closing with the same force and effect as if such representations and warranties had been made as of the Effective Date;

                  (2) A copy of the resolutions duly adopted by the Board of Directors and stockholders of Suncoast authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, duly certified, as of the Effective Date, by the secretary of Suncoast;

                  (3) Certificates representing the Common Shares and the Preferred Shares registered in the name of Quigley; and

         (b) Quigley shall deliver the following documents to Suncoast:

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                  (1) A certificate signed by an authorized officer of Quigley stating that each of the representations and warranties contained in Article Three is true and correct in all material respects at the time of Closing with the same force and effect as if such representations and warranties had been made as of the Effective Date;

                  (2) A copy of the resolutions duly adopted by the Board of Directors of Quigley authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, duly certified, as of the Effective Date, by the secretary of Quigley;

                  (3) The certificates representing the CPNP Shares, endorsed in blank or accompanied by duly executed stock powers effectively transferring the CPNP Shares to Suncoast.

                                   ARTICLE TWO

                   REPRESENTATIONS AND WARRANTIES OF SUNCOAST

         Section 2.1.  Corporate Organization and Capital Stock.

         (a) Suncoast is a corporation duly organized, validly existing and in good standing under the law of the State Delaware with full power and authority to carry on its business as now being conducted.

         (b) The authorized capital stock of 26,000,000 consists of (i) 25,000,000 shares of Common Stock, of which, as of the date hereof, 3,100,000 shares prior to the issuance of such shares as stated in Paragraph 1.2(a) are issued and outstanding, and (ii) 1,000,000 shares of unclassified Preferred Stock, of which, as of the date hereof, no shares are issued and outstanding. All of the issued and outstanding shares of Suncoast's capital stock are duly and validly issued and outstanding and are fully paid and non-assessable. None of the outstanding shares of Suncoast's capital stock has been issued in violation of any preemptive rights of the current or past stockholders of Suncoast.

         (c) The Common Shares and the Preferred Shares that are to be issued to Quigley hereunder, when so issued in accordance with the terms of this Agreement, will be validly issued and outstanding, fully paid and non-assessable.

         Section 2.2. Authorization. As of the Effective Date, (i) there will be no provision in Suncoast's Articles of incorporation or in its By-Laws, as amended, which prohibits or limits Suncoast's ability to consummate the transactions contemplated hereby (ii) Suncoast shall have the right, power and authority to enter into this Agreement and to consummate all of the transactions and fulfill all of the obligations contemplated hereby and (iii) the execution and delivery of this Agreement and the due consummation by Suncoast of the transactions contemplated hereby will have been duly authorized by all necessary corporate action of the Board of Directors and stockholders of Suncoast. This Agreement constitutes a legal, valid and binding agreement of Suncoast enforceable against Suncoast in accordance with its terms.

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         Section 2.3. No Conflict or Violation. Subject to the fulfillment of all of the conditions set forth in Article Five hereof, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby in accordance herewith, nor compliance by Suncoast with any of the provisions hereof will result in, as of the Effective Date: (i) a violation of or a conflict with any provision of Suncoast's Articles of Incorporation or By-Laws, as amended, (ii) a breach of or default under any term, condition or provision of any obligation, agreement or undertaking, whether oral or written to which Suncoast is a party, or an event which, with the giving of notice, lapse of time, or both, would result in any such breach,
(iii) a violation of any applicable law, rule, regulation, order, decree or other requirement having the force of law, or order, judgment, writ, injunction, decree or award, or an event which, with the giving of notice, lapse of time, or both, would result in any such violation, or (iv) any person having the right to enjoin, rescind or otherwise prevent or impede the transactions contemplated hereby or to obtain damages from Suncoast or to obtain any other judicial or administrative relief as a result of any transaction carried out in accordance with the provisions of this Agreement.

         Section 2.4. Litigation and Proceedings. There is no action, suit, proceeding or investigation pending or, to the knowledge of Suncoast, threatened which challenges the validity of this Agreement or the transactions contemplated hereby, or otherwise seeks to prevent, directly or indirectly the consummation of such transactions.

                                  ARTICLE THREE

                    REPRESENTATIONS AND WARRANTIES OF QUIGLEY

         Section 3.1. Corporate Organization. Quigley is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and qualified to do business in Pennsylvania with full power and authority to carry on its business as it is now being conducted.

         Section 3.2. Authorization. Quigley has full right, power and authority to enter into this Agreement and to consummate or cause to be consummated all of the transactions and to fulfill all of the obligations contemplated hereby The execution and delivery of this Agreement and the due consummation by Quigley of the transactions contemplated hereby have been duly authorized by all necessary corporate action of the Board of Directors of Quigley. This Agreement constitutes a legal, valid and binding agreement of Quigley enforceable against Quigley in accordance with its terms.

         Section 3.3. No Conflict or Violation. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby nor compliance by Quigley with any of the provisions hereof will result in: (i) a violation of or a conflict with any provision of the Articles of Incorporation or By-Laws of Quigley, (ii) a breach of or default under any term, condition or provision of any obligation, agreement or undertaking, whether oral or written to which Quigley is a party, or an event which, with the giving of notice, lapse of time, or both, would result in any such breach, (iii) a violation of any applicable law, rule, regulation, order, decree or other requirement having the force of law, or order, judgment, writ, injunction, decree or award, or an event which, with the giving of notice, lapse of time, or both, would result in any such violation, or (iv) any person having the right to enjoin, rescind or otherwise prevent or impede the transactions contemplated hereby or to obtain damages from Quigley or to obtain any other judicial or administrative relief as a result of any transaction carried out in accordance with the provisions of this Agreement.

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         Section 3.4. Title to CPNP Shares. Quigley possesses good and marketable title to the CPNP Shares and has full right to transfer the same as contemplated herein. The CPNP Shares are, and will be as of the Effective Date, free and clear of any claims, lien, charges, encumbrances or other restrictions or commitments of any nature whatsoever. Except that Quigley gives no warranty as to the rights of third parties regarding to contest its ownership of shares based on an action brought by Herbert Krackow against Caribbean Pacific International, Caribbean Pacific Natural Products, Inc. and The Quigley Corporation in the circuit Court of the Ninth Judicial Circuit in and for Orange County, Florida (Case Number: 02-CA-11074) alleging that CPNP was formed as a result of a fraudulent asset conveyance pursuant to 726, et seq. Florida statutes.

         Section 3.5. Sale of Substantially All Assets. The CPNP Shares do not constitute all or substantially all of the assets of Quigley.

                                  ARTICLE FOUR

                              AGREEMENTS OF PARTIES

         Section 4.1.  Agreements of Quigley

         (a) Quigley shall, in the event it has knowledge of the occurrence, or impending or threatened occurrence, of any event or condition which would cause or constitute a breach (or would have caused or constituted a breach had such event occurred or been known prior to the date hereof) of any of its representations, warranties or agreements contained or referred to herein, give prompt written notice thereof to Suncoast and use reasonable efforts to prevent or promptly remedy the same.

         (b) Quigley shall use reasonable efforts to perform and fulfill all conditions and obligations on its part to be performed or fulfilled under this Agreement and to effect the exchange contemplated hereby in accordance with the terms and conditions hereof.

         Section 4.2.  Agreements of Suncoast

         (a) Suncoast shall, in the event it has knowledge of the occurrence, or impending or threatened occurrence, of any event or condition which would cause or constitute a breach (or would have caused or constituted a breach had such event occurred or been known prior to the date hereof) of any of its representations, warranties or agreements contained or referred to herein, give prompt written notice thereof to Quigley and use reasonable efforts to prevent or promptly remedy the same.

         (b) Suncoast shall use reasonable efforts to perform and fulfill all conditions and obligations on its part to be performed or fulfilled under this Agreement and to effect the exchange contemplated hereby in accordance with the terms and conditions hereof.

         (c) Suncoast shall execute a corporate guarantee of the real property lease obligations of CPNP in place and stead of the existing corporate guarantees of Quigley.

         (d) Suncoast acknowledges the existing Royalty Agreement between CPNP and Caribbean Pacific International, Inc. and the obligations of CPNP

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         thereunder.

         (e) Suncoast agrees that it will at its cost, within sixty days from the Closing, register for public sale through an appropriate Registration Statement the Shares of Common Stock issued to Quigley pursuant to Section 2.1 hereof.

         (f) Suncoast agrees to hold Quigley harmless from any claim from any creditor of CPNP or any shareholder or director of Caribbean Pacific International, Inc. who claims that CPNP was formed as a result of a fraudulent asset conveyance under ss.726, et seq. Florida statutes and/or any other similar cause of action which would attach Quigley's ownership of its interest in CPNP and/or assert the transaction which created CPNP contravened any statute of Florida, Delaware or Pennsylvania.

         (g) Suncoast shall indemnify and hold Quigley harmless including attorneys' fees and costs for any action brought against Quigley as a result of any claim referenced in the paragraph above or Section 3.4 of this Agreement.

                                  ARTICLE FIVE

                      CONDITIONS PRECEDENT TO THE EXCHANGE

         Section 5.1. Conditions to the Obligations of Quigley. Quigley's obligations to effect the exchange shall be subject to the satisfaction (or waiver by Suncoast) of the following conditions prior to or at the Closing:

         (a) The representations and warranties made by Quigley in this Agreement shall be true in all material respects at the Closing with the same effect as though such representations and warranties had been made or given on and as of the Effective Date;

         (b) Suncoast shall have performed and complied in all material respects with all of its obligations and agreements required to be performed prior to the Closing under this Agreement;

         (c) No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the exchange contemplated herein shall be in effect, nor shall any proceeding by any authority or other person seeking any of the foregoing be pending. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the exchange which makes the consummation of the exchange illegal; and

         (d) All necessary approvals, consents and authorizations required by law for consummation of the exchange including, without limitation, the approval by the Board of Directors of Quigley shall have been obtained.

         (e) Quigley shall have received all executed documents required to be received from Suncoast on or prior to the Closing; all in form and substance reasonably satisfactory to Quigley.

         Section 5.2. Conditions to the Obligations of Suncoast. Suncoast's obligations to effect the exchange shall be subject to the satisfaction (or waiver by Quigley) of the following conditions prior to the Closing:

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         (a) The representatives and warranties made by Suncoast in this
         Agreement shall be true in all material respects at the Closing with the same effect as though such representations and warranties had been made or given on and as of the Effective Date;

         (b) Suncoast shall have performed and complied in all material respects with all of its obligations and agreements required to be performed prior to the Closing under this Agreement;

         (c) No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the exchange contemplated herein shall be in effect, nor shall any proceeding by any authority or other person seeking any of the foregoing be pending. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the exchange which makes the consummation of the exchange illegal; and

         (d) All necessary approvals, consents and authorizations required by law for consummation of the exchange including, without limitation, approval by the Board of Directors and Shareholders of Suncoast or before the Closing shall have been obtained.

         (e) Suncoast shall have received the opinion of Quigley's counsel as required herein.

         (f) Suncoast shall have received all executed documents required to be received from Quigley on or prior to the Closing; all in form and substance reasonably satisfactory to Suncoast.

                                   ARTICLE SIX

                           TERMINATION OR ABANDONMENT

         Section 6.1. Mutual Agreement. This Agreement may be terminated by the mutual written consent of the parties at any time prior to the Closing, regardless of whether stockholder approval of this Agreement and the transactions contemplated hereby shall have been previously obtained.

         Section 6.2. Breach of Agreements. In the event there is a material breach in any of the representations and warranties or agreements of Quigley or Suncoast, which breach is not cured within thirty (30) days after notice to cure such breach is given by the non-breaching party, then the non-breaching party, regardless of whether stockholder approval of this Agreement and the transactions contemplated hereby shall have been previous obtained, may terminate and cancel this Agreement by providing written notice of such action to the other party hereto.

         Section 6.3. Failure of Conditions. In the event any of the conditions to the obligations of either party are not satisfied or waived as specified in Article Five hereof, and if any applicable cure period provided in Section 6.2 hereof has lapsed, then the party for whose benefit such conditions were imposed may, regardless of whether stockholder approval of this Agreement and the transactions contemplated hereby shall have been previously obtained, terminate and cancel this Agreement by delivery of written notice of such action to the other party on such date.

                                  ARTICLE SEVEN

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                            MISCELLANEOUS PROVISIONS

         Section 7.1. Notices. Any notice or other communication shall be in writing and shall be deemed to have been given or made on the date of delivery in the case of hand delivery, or three (3) business days after deposit in the United States Registered Mail, postage prepaid, or upon receipt if transmitted by facsimile telecopy or any other means, addressed (in any case) as follows:

(a)      if to Quigley:

The Quigley Corporation
621 Shady Retreat Road
Doylestown, PA 18901
Attention: Mr. Guy Quigley

with a copy to:

Attention:
          -------------------

and

(b)      if to Suncoast:

Suncoast Naturals, Inc.
5447 NW 42nd Avenue
Boca Raton, FL 33496
Attention: William J. Reilly, Esq.

with copies to:

Attention:
          --------------------

or to such other address as any party may from time to time designate by notice to the others.

         Section 7.2. Liabilities. In the event that this Agreement is terminated pursuant to the provisions of Section 6.2 or Section 6.3 hereof on account of a breach of any of the representations and warranties set forth herein or any breach of any of the agreements set forth herein or any failure of conditions precedent to the exchange herein contained, then the non- breaching party or the party for whose benefit such conditions were imposed shall be entitled to recover appropriate damages from the breaching party; provided, however, that notwithstanding the foregoing, in the event this Agreement is terminated by reason of a failure of a condition precedent set forth in Sections
5.1 (c) or (d), or Sections 5.2(c) or (d), no party hereto shall have any liability to any other party for costs, expenses, damages or otherwise.

         Section 7.3. Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes and cancels any and all prior discussions, negotiations, undertakings and agreements between the parties relating to the subject matter hereof.

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         Section 7.5. Headings and Captions. The captions of Articles and
Sections hereof are for convenience only and shall not control or affect the meaning or construction of any of the provisions of this Agreement.

         Section 7.6. Waiver. Amendment or Modification. The conditions of this Agreement which may be waived may only be waived by notice to the other party waiving such condition. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. This Agreement may not be amended or modified except by a written document duly executed by the parties hereto.

         Section 7.7. Rules of Construction. Unless the context otherwise requires: (a) a term has the meaning assigned to it; (b) an accounting term not otherwise defined has the meaning assigned to it in accordance with generally accepted accounting principles; (c) "or" is not exclusive; and (d) words in the singular may include the plural and in the plural include the singular.

         Section 7.8. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which shall be deemed one and the same instrument.

         Section 7.9. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, administrators, successors and assigns, including any successor by merger, reorganization or acquisition of substantially all the assets of a party hereto. There shall be no third party beneficiaries hereof.

         Section 7.10. Governing Law; Assignment. This Agreement shall be governed by the law of the State of Delaware. This Agreement may not be assigned by either of the parties hereto.

         Section 7.11. Severability. Any provision of this Agreement which is prohibited, unenforceable or not authorized in any jurisdiction is, as to such jurisdiction, ineffective to the extent of any such prohibition, unenforceability or nonauthorization without invalidating the remaining provisions hereof, or affecting the validity inforceability or legality of such provision in any other jurisdiction, unless the ineffectiveness of such provision would result in such a material change as to cause completion of the transactions contemplated hereby to be unreasonable.

                                  SCHEDULE "A"
                                  ------------

The put or call cash consideration payable for the Preferred Shares pursuant to this Section 1.2(c) (the "Redemption Price") shall be $10.00 per share (for an aggregate cash consideration not to exceed $1,000,000) plus an interest factor which shall accrue from the Effective Date through the date of sale or purchase pursuant to a put or call provided for in this Section 1.2(c). The interest shall be a fixed annual rate equal to the prime rate announced by Citibank NA, New York City on the Effective Date, and may be payable in cash or accrued. In the event that all Preferred Shares are not put by Quigley to Suncoast or called by Suncoast on or before December 31, 2007, all such shares shall be redeemed by Suncoast at face value, together with accrued interest, if any, as of that date.

Schedule of Put Options By Quigley:

(1) On or After March 31, 2003, and for each calendar quarter thereafter (on

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or before the 45th day following the end of each Quarter), a Put Option equal to the number of Shares which represents 50% of the free cash flow reported by Suncoast in the immediately preceding quarterly financial statements divided by the Redemption Price of $10.00 per Share. In the event that all Preferred Shares are not put by Quigley to Suncoast or called by Suncoast on or before December 31, 2007, all such shares shall be redeemed by Suncoast at face value, together with accrued interest, if any, as of that date.

IN WITNESS WHEREOF, the undersigned have set their hand and seals as of the date first above written.

         THE QUIGLEY CORPORATION

         BY: Guy Quigley
             -----------
             Guy Quigley
             President

         SUNCOAST NATURALS, INC.

         BY: /s/ William J. Reilly
             ---------------------
             William J. Reilly
             President

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